Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated July 24, 2019 relating to the balance sheets of Future Labs V, Inc., as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2018 and for the period from December 4, 2017 (inception) to December 31, 2017, and the related notes to the financial statements.

/s/ Artesian CPA, LLC
Denver, CO

October 21, 2019

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com